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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.:

We consent to the use of our reports dated June 28, 2002, with respect to the consolidated balance sheets of SpeedFam-IPEC, Inc. and subsidiaries as of June 1, 2002 and June 2, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 1, 2002, and the related consolidated financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the consolidated financial statements refers to a change in accounting for goodwill in fiscal 2002 and a change in accounting for revenue in fiscal 2001.

                                        /s/ KPMG LLP

Chicago, Illinois
August 28, 2002